Registration No. 333-124223

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Fully and Unconditionally Guaranteed By Manulife Financial Corporation

Pricing Supplement No. 72	Trade Date: 1/16/2007
(To Prospectus dated July 8, 2005)	Issue Date: 1/19/2007

The date of this Pricing Supplement is January 16, 2007

CUSIP or Common Code:	41013N3J5	41013N3K2
Price to Public:	100.000%	100.000%
Principal Amount:	$936,000.00	$413,000.00
Proceeds to Issuer:	$933,313.68	$406,288.75
Discounts and Commissions:	1.287%	1.625%
Reallowance:	1.050%	1.300%
Dealer:	98.900%	98.600%
Maturity Date:	1/15/2015	1/15/2019
Stated Annual Interest Rate:	5.050%	5.200%
Interest Payment Frequency:	Monthly	Monthly
First Payment Date:	2/15/2007	2/15/2007
Additional Amounts:	N/A	N/A
Survivor’s Option:	Yes	Yes
Callable by Issuer:	Yes	Yes
If Callable by Issuer, dates and terms of redemption (including the redemption price)	1/15/2009 Callable one time only at 100% on call date above with 30 days notice	1/15/2010 Callable one time only at 100% on call date above with 30 days notice
Original Issue Discount[1]:	N/A	N/A
Other Material Terms (if any):	N/A	N/A

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[1]  For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see "Tax Consequences to U.S. Holders — Original Issue Discount Notes" in the Prospectus.

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to "ABN AMRO Financial Services, Inc." in the prospectus are amended to read "LaSalle Financial Services, Inc.".